UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


 Date of report (Date of earliest event reported): July 6, 2005 (June 29, 2005)

                         AMERICAN RETIREMENT CORPORATION
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               (Exact Name of Registrant as Specified in Charter)


          Tennessee                  01-13031                 62-1674303
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 (State or Other Jurisdiction      (Commission            (I.R.S. Employer
      of Incorporation)            File Number)          Identification No.)


        111 Westwood Place, Suite 200
            Brentwood, Tennessee                                   37027
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    (Address of Principal Executive Offices)                     (Zip Code)


                                 (615) 221-2250
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              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01. Entry into a Material Definitive Agreement

We recently completed four transactions as part of the Company's strategy to release portions of its restricted cash, and to increase capacity through certain community expansions and new development. These transactions in the aggregate released approximately $13 million of restricted cash, reduced approximately $12 million of debt, and facilitated the execution of expansion plans at certain communities.

A. On June 29, 2005, we obtained a letter of credit facility from a commercial bank (Bank of America N.A.). The facility provides for the issuance of up to $10.7 million of standby letters of credit and is collateralized by a mortgage on two of our free-standing assisted living communities. We currently have $8.4 million of letters of credit outstanding under this facility. The facility has an initial term of one year, and can be renewed for two additional one year periods in accordance with its terms. A fee of 1% per annum is payable for any letters of credit issued under the facility. In the event a standby letter of credit is drawn upon the amount so drawn will bear interest at the prime rate. As a result of this letter of credit facility, we released approximately $8.4 million from our restricted cash balance, which we used to repay debt.

B. On June 29, 2005, we completed a transaction with a real estate investment trust ("REIT")(an affiliate of CNL Retirement Properties), pursuant to which we received $9.5 million in earnout funds under our existing lease for two of our Alabama retirement center communities. We earned these funds by achieving certain operating performance improvements at the subject communities, and we used the funds to repay the balance of a $9.5 million loan related to our leasehold in the communities. The initial lease rate on the incremental $9.5 million investment by the REIT is 7.49%.

C. We have a master lease with another REIT (an affiliate of Nationwide Health Properties) for nine of our communities. On June 30, 2005, we amended the master lease as part of a transaction that involved the sale to the REIT of two of our owned free-standing assisted living communities for inclusion in the master lease, and the contemporaneous removal of two other free-standing assisted living communities from the master lease. In connection with this exchange, we also received $1.5 million of cash from the REIT, which correspondingly increased our lease basis under the master lease. The operating results of each of these communities are included in our consolidated results before and after the exchange. This exchange will facilitate planned expansions for both of the communities that were repurchased and removed from the master lease. Additionally, as part of this transaction, the REIT established a program to reduce up to $7.0 million of security deposit requirements based on the satisfaction of certain financial performance tests for the master lease portfolio. We currently have $7.0 million of restricted cash underlying these security deposits that would be released in incremental steps as these tests are met. Finally, this amendment extends the timing of a purchase option for one of our communities under the master lease. The option is initially exercisable in 2010, and now may be deferred for up to three years at the option of the REIT.

D. On June 30, 2005, we completed a transaction with a third REIT (an affiliate of Health Care Property Investors) to repurchase its minority interest in the lessor of two of our entrance fee communities. As a result of the repurchase of these two minority ownership positions, we now own 100% of both entrance fee communities. In exchange for these minority interests, we issued a $6.2 million note to the REIT with a five year term, bearing interest at 9%. The transaction simplifies the ownership structure of the two communities and facilitates the current expansion of one of them. In a related transaction, the REIT amended a separate lease with us to eliminate a $5 million security deposit requirement. As a result, $5 million of our restricted cash was released to unrestricted cash.


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


Item 7.01. Regulation FD Disclosure

     On June 30, 2005 and July 6, 2005, we issued press releases describing the foregoing transactions. Copies of those press releases are furnished herewith as Exhibits 99.1 and 99.2.





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


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       AMERICAN RETIREMENT CORPORATION


                                       By:  /s/ Bryan D. Richardson
                                            ------------------------------------
                                            Bryan D. Richardson
                                            Executive Vice President - Finance
                                            and Chief Financial Officer

Date:  July 6, 2005



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